EXHIBIT 99.1


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[OXY LOGO]  NEWS RELEASE                        OCCIDENTAL PETROLEUM CORPORATION
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         10889 Wilshire Boulevard, Los Angeles, California 90024  (310) 208-8800

For Immediate Release: April 26, 2005

                  OCCIDENTAL PETROLEUM ANNOUNCES RECORD QUARTER
                  ---------------------------------------------

     LOS ANGELES -- Occidental Petroleum Corporation (NYSE: OXY) announced net income for the first quarter 2005 of $846 million ($2.11 per share), compared with $487 million ($1.24 per share) for the first quarter 2004. Core earnings for the first quarter 2005 were $866 million ($2.16 per share), compared with $476 million ($1.22 per share) for the same period in 2004.

     In announcing the results, Dr. Ray R. Irani, chairman, president and chief executive officer, said, "Strong oil and gas prices and improved chemical margins were key drivers in the 74 percent increase in net income compared to our performance a year ago, resulting in the highest quarterly income in the company's history."

                                   OIL AND GAS
                                   -----------

     Oil and gas segment earnings were a record $1.3 billion for the first quarter 2005, which was 47 percent higher than the $915 million in earnings for the first quarter 2004. The first quarter 2005 earnings reflected a $529 million improvement from the impact of higher energy prices, partially offset by higher operating expenses and increased DD&A rates.

     For the quarter, oil and gas production averaged 565,000 barrels of oil equivalent, which was essentially flat with the 568,000 equivalent barrels per day produced in the first quarter 2004, and up slightly compared to the fourth quarter 2004 rate of 558,000 equivalent barrels per day. Compared to a year ago, production under the company's production sharing contracts in Oman, Qatar, Yemen and Long Beach was negatively impacted by higher prices. The average price for West Texas Intermediate crude oil in the first quarter 2005 was $49.84 per barrel compared to $35.15 per barrel in the first quarter 2004. If prices had remained at first quarter 2004 levels, production in the first quarter 2005 would have been more than 13,000 equivalent barrels per day higher.

     Earlier this year, Occidental's executive management said that it expected to exit 2005 with a production level of approximately 600,000 equivalent barrels per day. That expectation is unchanged.

At the end of the first quarter, Occidental completed two acquisitions in the Permian Basin. These acquisitions are expected to contribute 10,000 equivalent barrels per day to the 2005 production exit rate and keep the company on track in meeting its year-end production target.

                                    CHEMICALS
                                    ---------

     Chemical segment earnings were $214 million for the first quarter 2005, nearly four times higher than the $56 million earned in the first quarter 2004. The improvement was due to higher margins in all major products resulting from higher sales prices, partially offset by higher energy and feedstock costs.

                                    FINANCIAL
                                    ---------

     During the first quarter, $450 million of 7.65 percent senior notes were redeemed with a related charge of $10 million to interest expense. At March 31, Occidental's debt was $3.5 billion compared to $3.9 billion at the end of 2004. After taking into account the $450 million in debt retirement costs and $300 million in acquisition costs, the company had cash and short-term investments of $1.4 billion at the end of the quarter, which was approximately the same level as the end of 2004. Stockholders' equity was $11.2 billion, up by nearly $700 million compared to year-end 2004.

Statements in this presentation that contain words such as "will," "expect" or "estimate," or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks such as drilling of unsuccessful wells, global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. Occidental disclaims any obligation to update any forward-looking statements.

                                       -0-

Contacts:  Lawrence P. Meriage (media)
           310-443-6562
           Kenneth J. Huffman (investors)
           212-603-8183
           For further analysis of Occidental's performance, please visit the website: www.oxy.com


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


SUMMARY OF SEGMENT NET SALES AND EARNINGS

                                                     First Quarter
                                             ---------------------
(In millions, except per-share amounts)          2005         2004(c)
========================================     ========     ========
SEGMENT NET SALES
  Oil and Gas                                $  2,219     $  1,693
  Chemical                                      1,061          834
  Other                                            23           30
                                             --------     --------
  Net sales                                  $  3,303     $  2,557
========================================     ========     ========
SEGMENT EARNINGS
  Oil and Gas                                $  1,349     $    915
  Chemical                                        214           56
                                             --------     --------
                                                1,563          971
Unallocated Corporate Items
  Interest expense, net (a)                       (61)         (68)
  Income taxes (b)                               (601)        (363)
  Other                                           (51)         (51)
                                             --------     --------

Income from Continuing Operations                 850          489
  Discontinued operations, net                     (4)          (2)
                                             --------     --------
NET INCOME                                   $    846     $    487
                                             ========     ========
BASIC EARNINGS PER COMMON SHARE
  Income from continuing operations          $   2.12     $   1.25
  Discontinued operations, net                   (.01)        (.01)
                                             --------     --------
                                             $   2.11     $   1.24
                                             ========     ========
DILUTED EARNINGS PER COMMON SHARE
  Income from continuing operations          $   2.09     $   1.24
  Discontinued operations, net                   (.01)        (.01)
                                             --------     --------
                                             $   2.08     $   1.23
                                             ========     ========
AVERAGE BASIC COMMON SHARES OUTSTANDING         400.4        391.5
========================================     ========     ========

See footnotes on following page.

(a) The first quarter 2005 includes a $10 million pre-tax interest charge to redeem all the outstanding 7.65 percent senior notes, which were due in February 2006. The first quarter 2004 includes an $11 million pre-tax interest charge to redeem all the outstanding 8.16 percent Trust Preferred Redeemable Securities.

(b) The first quarter 2005 includes a $10 million charge, net, related to a state income tax issue. The first quarter 2004 includes a $20 million credit related to the settlement of an issue with the Internal Revenue Service.

(c) As of January 1, 2005, Occidental revised its reporting of segment earnings to show segment earnings before income taxes. All domestic and foreign income tax expense is now reflected under Unallocated Corporate Items in the income taxes line. This reporting change has been retrospectively applied to prior period results.


SUMMARY OF CAPITAL EXPENDITURES AND DD&A EXPENSE

                                                First Quarter
                                        ---------------------
($ millions)                                2005         2004
===================================     ========     ========
CAPITAL EXPENDITURES                    $    536     $    343
                                        ========     ========
DEPRECIATION, DEPLETION AND
  AMORTIZATION OF ASSETS                $    344     $    324
===================================     ========     ========

SUMMARY OF OPERATING STATISTICS


                                                First Quarter
                                        ---------------------
                                            2005         2004
===================================     ========     ========
NET OIL, GAS AND LIQUIDS
  PRODUCTION PER DAY

United States
  Crude oil and liquids (MBBL)
    California                                77           77
    Permian                                  148          153
    Horn Mountain                             18           25
    Hugoton                                    4            3
                                        --------     --------
      Total                                  247          258

  Natural Gas (MMCF)
    California                               241          243
    Hugoton                                  129          127
    Permian                                  146          140
    Horn Mountain                             12           17
                                        --------     --------
      Total                                  528          527

Latin America
  Crude oil (MBBL)
    Colombia                                  32           36
    Ecuador                                   42           43
                                        --------     --------
      Total                                   74           79

Middle East
  Crude oil (MBBL)
    Oman                                      23           14
    Qatar                                     43           42
    Yemen                                     35           39
                                        --------     --------
      Total                                  101           95

  Natural Gas (MMCF)
    Oman                                      56           11

Other Eastern Hemisphere
  Crude oil (MBBL)
    Pakistan                                   5            9

  Natural Gas (MMCF)
    Pakistan                                  78           75

BARRELS OF OIL EQUIVALENT (MBOE)
--------------------------------
 Subtotal consolidated subsidiaries          537          543
   Colombia-minority interest                 (4)          (4)
   Russia-Occidental net interest             30           28
   Yemen-Occidental net interest               2            1
                                        --------     --------
TOTAL WORLDWIDE PRODUCTION                   565          568
===================================     ========     ========

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS

Occidental's results of operations often include the effects of significant transactions and events affecting earnings that vary widely and unpredictably in nature, timing and amount. Therefore, management uses a measure called "core earnings," which excludes those items. This non-GAAP measure is not meant to disassociate those items from management's performance, but rather is meant to provide useful information to investors interested in comparing Occidental's earnings performance between periods. Reported earnings are considered representative of management's performance over the long term. Core earnings is not considered to be an alternative to operating income in accordance with generally accepted accounting principles.

The following table sets forth the core earnings and significant items affecting earnings for each operating segment and corporate:

                                                                          First Quarter
($ millions, except                     -----------------------------------------------

 per-share amounts)                         2005          EPS         2004          EPS
===================================     ========     ========     ========     ========
TOTAL REPORTED EARNINGS                 $    846     $   2.11     $    487     $   1.24
                                        ========     ========     ========     ========
OIL AND GAS
  Segment Earnings                      $  1,349                  $    915
  Less:
    None                                      --                        --
                                        --------                  --------
  Segment Core Earnings                 $  1,349                  $    915
                                        --------                  --------
CHEMICALS
  Segment Earnings                      $    214                  $     56
  Less:
    None                                      --                        --
                                        --------                  --------
  Segment Core Earnings                 $    214                  $     56
                                        --------                  --------
CORPORATE
  Results                               $   (717)                 $   (484)
  Less:
    Trust preferred
      redemption charge                       --                       (11)
    7.65% debt redemption charge             (10)                       --
    Settlement of tax issues                  --                        20
    State tax charge                         (10)                       --
    Tax effect of pre-tax
      adjustments                              4                         4
    Discontinued operations, net*             (4)                       (2)
                                        --------                  --------
    Corporate Core Results              $   (697)                 $   (495)
                                        --------                  --------
TOTAL CORE EARNINGS                     $    866     $   2.16     $    476     $   1.22
===================================     ========     ========     ========     ========

 * These amounts are shown after-tax.

ITEMS AFFECTING COMPARABILITY OF CORE EARNINGS BETWEEN PERIODS

The item(s) below are included in core earnings but are shown in this table because they affect the comparability of core earnings between periods.


                                                First Quarter
                                        ---------------------
($ millions)                                2005         2004
===================================     ========     ========
PRE-TAX
INCOME / (EXPENSE)

Corporate
  Environmental remediation                   (9)          --


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